Exhibit 99.1

Thoma Bravo Completes Take-Private Acquisition of Compuware Corporation

SAN FRANCISCO, CA — December 15, 2014 — Thoma Bravo, a leading private equity investment firm, has completed its acquisition of Compuware Corporation in a transaction valued at approximately $2.4 billion, or an aggregate value of $10.75 per share. This includes a net cash payment of approximately $10.39 per share of common stock and the value of Covisint shares previously distributed to holders of Compuware equity. With the transaction completed, Compuware’s stock has ceased trading on the NASDAQ under the ticker symbol CPWR.

“Compuware has established market-leading franchises in both application performance monitoring and mainframe solutions,” said Orlando Bravo, a managing partner at Thoma Bravo. “The Thoma Bravo team is excited to bring our expertise to both divisions to help fuel innovations that will benefit their growing customer bases.”

 “The close of this transaction marks an exciting outcome to what has been a multi-year business transformation to deliver value to shareholders and customers alike, and I could not be more pleased with the outcome,” said Bob Paul, chief executive officer of Compuware.

About Compuware Corporation

Compuware Corporation is the technology performance company, and we exist solely to help our customers optimize the performance of their most important and innovative technologies—those that drive their businesses forward. Today, more than 7,100 companies, including many of the world’s largest organizations, depend on Compuware and our new generation approach to performance management to do just that. Learn more at www.compuware.com.

About Thoma Bravo, LLC

Thoma Bravo is a leading private equity investment firm building on a 30+ year history of providing equity and strategic support to experienced management teams and growing companies. The firm seeks to create value by collaborating with company management to improve business operations and provide capital to support growth initiatives. Thoma Bravo invests with a particular focus on application and infrastructure software and technology enabled services. The firm currently manages a series of private equity funds representing more than $7.5 billion of equity commitments. For more information, visit www.thomabravo.com.

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Press Contacts:
Thoma Bravo
Jeff Segvich
LANE (for Thoma Bravo)
503-546-7870
jeff@lanepr.com